PLATENERGY SERVICES AND INFRASTRUCTURE, INC.

RESTRICTED STOCK AGREEMENT

THIS RESTRICTED STOCK AGREEMENT (this “Agreement”) is dated as of August 11, 2008, by and between Platenergy Services and Infrastructure, Inc., a Delaware corporation (the “Corporation”), and Lisa Meier (the “Executive”).

WITNESSETH

WHEREAS, Platinum Energy Resources, Inc. (“Parent”) has determined to start a new drilling & workover business, and operate in the areas of compression, pipelines, gas storage, specialty chemicals and downhole tools, and has incorporated the Corporation in which to operate the new business;

WHEREAS, Parent has entered into an Employment Agreement dated the date hereof with the Executive pursuant to which the Executive has been appointed as Chief Financial Officer of Parent and President of the Corporation;

WHEREAS, as part of Executive’s compensation package, Parent has granted to the Executive the Restricted Shares (a defined herein) upon the terms and conditions set forth herein.

NOW THEREFORE, in consideration of services to be rendered by the Executive, and the mutual promises made herein and the mutual benefits to be derived therefrom, the parties agree as follows:

1.    Defined Terms. As used in this Agreement, the following terms shall have the following respective meanings:

“Sale of the Business” shall mean the sale of all or substantially all of the assets of the Corporation, the sale of more than 80% of the voting stock of the Corporation, or any person or group (other than Parent or an affiliate of Parent) is or becomes the owner, directly or indirectly, of more than 80% of the total voting power of the voting stock of the Corporation, including by way of merger, consolidation or otherwise.

2.    Grant. Subject to the terms of this Agreement, the Corporation hereby grants to the Executive 50 shares of Common Stock, par value $0.0001 per share, of the Corporation (the “Restricted Shares”).

3.    Vesting. Subject to Section 10 below, the Restricted Shares shall vest, and restrictions shall lapse as follows: one-quarter of the Restricted Shares shall vest immediately on the date hereof; one-quarter of the Restricted Shares shall vest on each anniversary thereafter, until all Restricted Shares are vested.

4.    Sale of the Business.  Notwithstanding Section 3 of this Agreement, upon the closing of a Sale of the Business, all of the Restricted Shares shall become immediately vested and unrestricted.

5.    Continuance of Employment.

(a) The vesting schedule requires continued employment or service to the Corporation through each applicable vesting date as a condition to the vesting of the applicable installment of the Restricted Shares and the rights and benefits under this Agreement. Employment or service for only a portion of the vesting period, even if a substantial portion, will not entitle the Executive to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or services.

(b) Nothing contained in this Agreement constitutes an employment or service commitment by Parent or the Corporation, confers upon the Executive any right to remain employed by or in service to the Parent or the Corporation, interferes in any way with the right of the Parent or the Corporation at any time to terminate such employment or services, or affects the right of the Corporation to increase or decrease the Executive’s other compensation or benefits. All such rights and obligations shall be set forth in the Employment Agreement.

6.    Distributions and Adjustments.

(a) If all or any portion of the Restricted Shares vest in the Executive subsequent to any change in the number or character of shares of Common Stock (through stock dividend, recapitalization, stock split, reverse stock split or similar corporate transaction), the Executive shall then receive upon such vesting the number and type of securities or other consideration which she would have received if the Restricted Shares had vested prior to the event changing the number or character of outstanding shares of Common Stock.

(b) Any additional shares of Common Stock, any other securities of the Corporation and any other property (except for cash dividends) distributed with respect to the Restricted Shares prior to the date such Restricted Shares vest shall be subject to the same restrictions, terms and conditions as the Restricted Shares. Any cash dividends payable with respect to the Restricted Shares shall be distributed to the Executive at the same time cash dividends are distributed to shareholders of the Corporation generally.

(c) Any additional shares of Common Stock, any securities and any other property (except for cash dividends) distributed with respect to the Restricted Shares prior to the date such Restricted Shares vest shall be promptly deposited with the Secretary pending release or forfeiture in accordance with the terms and conditions of this Agreement.

7.    Restrictions on Transfer. Prior to the time that they have become vested pursuant to Sections 3 or 4 hereof, neither the Restricted Shares, nor any interest therein, amount payable in respect thereof, may be sold, assigned, transferred, pledged or otherwise disposed of, alienated or encumbered, either voluntarily or involuntarily.

8.    Stock Certificates.

(a) Certificated Form. The Corporation shall issue the Restricted Shares in certificated form as provided in Section 8(b) below.

(b) Certificates to be Held by Corporation; Legend. Any certificates representing shares of Restricted Shares that may be delivered to the Executive by the Corporation prior to vesting shall be redelivered to the Corporation to be held by the Corporation until the restrictions on such shares shall have lapsed and the shares shall thereby have become vested or the shares represented thereby have been forfeited hereunder. Such certificates shall bear the following legend and any other legends the Corporation may determine to be necessary or advisable to comply with all applicable laws, rules, and regulations:

THE OWNERSHIP OF THIS CERTIFICATE AND THE SHARES OF STOCK EVIDENCED HEREBY AND ANY INTEREST THEREIN ARE SUBJECT TO SUBSTANTIAL RESTRICTIONS ON TRANSFER UNDER AN AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER AND PLATENERGY SERVICES AND INFRASTRUCTURE, INC. A COPY OF SUCH AGREEMENT IS ON FILE IN THE OFFICE OF THE SECRETARY OF PLATENERGY SERVICES AND INFRASTRUCTURE, INC.

(c) Delivery of Certificates Upon Vesting. Promptly after the vesting of any Restricted Shares pursuant to Sections 3 or 4 hereof and the satisfaction of any and all related tax withholding obligations pursuant to Section 11, the Corporation shall deliver to the Executive a certificate or certificates evidencing the number of shares of Restricted Stock which have vested (or such lesser number of shares as may result after giving effect to Section 11). The Executive (or the beneficiary or personal representative of the Executive in the event of the Executive’s death or disability, as the case may be) shall deliver to the Corporation any representations or other documents or assurances as the Corporation or its counsel may determine to be necessary or advisable in order to ensure compliance with all applicable laws, rules, and regulations with respect to the grant of the Restricted Shares and the delivery of shares of Common Stock in respect thereof. The shares so delivered shall no longer be restricted shares hereunder.

(d) Stock Power; Power of Attorney. Concurrently with the execution and delivery of this Agreement, the Executive shall deliver to the Corporation an executed stock power in the form attached hereto as Exhibit A, in blank, with respect to such shares. The Corporation shall not deliver any share certificates in accordance with this Agreement unless and until the Corporation shall have received such stock power executed by the Executive. The Executive, by acceptance of the Restricted Shares, shall be deemed to appoint, and does so appoint by execution of this Agreement, the Corporation and each of its authorized representatives as the Executive’s attorney(s)-in-fact to effect any transfer of unvested forfeited shares (or shares otherwise reacquired by the Corporation hereunder) to the Corporation as may be required pursuant to this Agreement and to execute such documents as the Corporation or such representatives deem necessary or advisable in connection with any such transfer.

9.    Voting; Proxy. The Executive does hereby appoint Parent, or its designee, the true and lawful attorney, agent, and proxy of the Executive, with full power of substitution for and in the name of the Executive, to attend any and all meetings of the stockholders of the Corporation, and vote all of the Restricted Shares that the Executive would be entitled to vote, and to act without a meeting with respect to the Restricted Shares (including by giving written consent in lieu of a meeting) consistent with Delaware corporate law and the Corporation’s by-laws, as amended. This proxy is irrevocable and coupled with an interest. Parent shall be entitled to vote the Restricted Shares as it shall determine in its sole discretion. The Executive hereby affirms that this proxy is intended to bind, and shall bind, the Executive, his heirs, estate, executors, administrators, successors, other personal representatives, legatees, devisees and assigns.

10.    Effect of Termination of Employment or Services. If the Executive ceases to be employed by or ceases to provide services to the Parent or the Corporation (the date of such termination of employment or service is referred to as the Executive’s “Severance Date”), the Executive’s Restricted Shares shall be forfeited to the Corporation to the extent such shares have not become vested pursuant to Sections 3 or 4 hereof upon the Severance Date (if and only if the reason for such termination of employment or service is for cause, voluntarily termination by the executive, or due to death or disability). Upon the occurrence of any forfeiture of Restricted Shares hereunder, such unvested, forfeited shares shall be automatically transferred to the Corporation as of the Severance Date, without any other action by the Executive (or the Executive’s beneficiary or personal representative in the event of the Executive’s death or disability, as applicable). No consideration shall be paid by the Corporation with respect to such transfer. The Corporation may exercise its powers under Section 8(d) hereof and take any other action necessary or advisable to evidence such transfer. The Executive (or the Executive’s beneficiary or personal representative in the event of the Executive’s death or disability, as applicable) shall deliver any additional documents of transfer that the Corporation may request to confirm the transfer of such unvested, forfeited shares to the Corporation.

11.    Tax Withholding. Upon any vesting of the Restricted Shares, the Corporation shall automatically withhold and reacquire the appropriate number of whole shares of Restricted Shares, valued at their then fair market value (with the “fair market value” of such shares determined in good faith by the Board of Directors of Corporation), to satisfy any withholding obligations of the Corporation with respect to such vesting at the minimum applicable withholding rates. In the event that the Corporation cannot satisfy such withholding obligations by withholding and reacquiring shares of Restricted Shares, or in the event that the Executive makes or has made an election pursuant to Section 83(b) of the Internal Revenue Code or the occurrence of any other withholding event with respect to the Restricted Shares, the Corporation shall be entitled to require a cash payment by or on behalf of the Executive and/or to deduct from other compensation payable to the Executive any sums required by federal, state or local tax law to be withheld with respect to such vesting of any Restricted Shares or such Section 83(b) election.

12.    Notices. Any notice to be given under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal office to the attention of the Secretary, and to the Executive at the Executive’s last address reflected on the Corporation’s payroll records. Any notice shall be delivered in person or shall be enclosed in a properly sealed envelope, addressed as aforesaid, registered or certified, and deposited (postage and registry or certification fee prepaid) in a post office or branch post office regularly maintained by the United States Government. Any such notice shall be given only when received.

13.    Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof.

14.    Amendment. The terms and provisions of this Agreement may not be modified or amended, or any of the provisions hereof waived, temporarily or permanently, without the prior written consent of each of the parties hereto.

15.    Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

16.    Section Headings. The section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

17.    Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas without regard to conflict of law principles thereunder.

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IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed on its behalf by a duly authorized officer and the Executive has hereunto set her hand as of the date and year first above written.

PLATENERGY SERVICES
AND INFRASTRUCTURE, INC.

By:  /s/ Barry Kostiner
Name: Barry Kostiner
Title:   Vice President

EXECUTIVE:

/s/ Lisa Meier
Lisa Meier

EXHIBIT A
STOCK POWER

FOR VALUE RECEIVED and pursuant to that certain Restricted Stock Agreement between Platenergy Services and Infrastructure, Inc., a Delaware corporation (the “Corporation”), and the individual named below (the “Individual”) dated as of August 11, 2008, the Individual, hereby sells, assigns and transfers to the Corporation, an aggregate ______________ shares of Common Stock of the Corporation, standing in the Individual’s name on the books of the Corporation and represented by stock certificate number(s) ______________ which this instrument is attached, and hereby irrevocably constitutes and appoints ______________ his or her attorney in fact and agent to transfer such shares on the books of the Corporation, with full power of substitution in the premises.

Dated: ______________

__________________________
Lisa Meier